                            LIFECORE BIOMEDICAL, INC.
                              3515 LYMAN BOULEVARD
                                CHASKA, MN 55318
                                 (612) 368-4300

                            --------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 18, 1999

                            --------------------------

         Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., (the "Company"), will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55402 on Thursday, November 18, 1999 at 3:30 p.m., local time, for the following purposes:

         1.       To elect three (3) directors to hold three-year terms.

         2. To ratify and approve the appointment of Grant Thornton LLP as independent certified public accountants of the Company for the current fiscal year ending June 30, 2000.

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on September 27, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                               By Order of the Board of Directors,


                               /s/ James W. Bracke

                               James W. Bracke, PRESIDENT, CEO AND SECRETARY

Minneapolis, Minnesota
October 5, 1999



TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                            LIFECORE BIOMEDICAL, INC.

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

         This Proxy Statement is furnished to the shareholders of Lifecore Biomedical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 3:30 p.m. on November 18, 1999, and at any adjournment thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, facsimile or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company's principal offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318. The mailing of this Proxy Statement to shareholders of the Company was commenced on or about October 5, 1999.

         Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted as indicated in such proxy. If no direction is made, the proxy will be voted for the election of the nominees for director and for the other proposal set forth in this Proxy Statement.

         The total number of shares of stock outstanding and entitled to vote at the meeting as of September 27, 1999 consisted of 12,418,479 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on September 27, 1999 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

         Under Minnesota law, each item of business properly presented at a meeting of the Company's shareholders (other than amendments to the Company's Articles of Incorporation and certain other matters) generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and will be used to determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                        PROPOSALS FOR NEXT ANNUAL MEETING

         The proxy rules of the Securities and Exchange Commission permit shareholders to include proposals for shareholder action in the Company's proxy statement if notification of such proposals are received by the Company not less than 120 days in advance of the calendar date the Company's proxy statement was mailed to shareholders in connection with the previous year's annual meeting. The proxy materials for the 2000 Annual Meeting are expected to be mailed on or about October 5, 2000. Therefore, notice of shareholder proposals to be included in the proxy statement for the Company's Annual Meeting for fiscal year ending June 30, 2000 must be received by the Company before June 6, 2000. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.

         The Company's Bylaws also provide that shareholders may present proposals for shareholder action, which will not be included in the Company's proxy statement but may be considered at the annual meeting, by giving notice to the Secretary of the Company not less than 50 days nor more than 75 days prior to the annual meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the annual meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. The Company's Annual Meeting for the fiscal year ending June 30, 2000 is expected to be held on or about November 16, 2000. Therefore, under normal circumstances, any notice to the Secretary of the Company regarding proposals for shareholder action must be received by the Company no later than September 20, 2000.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of August 18, 1999 by (i) all persons known by the Company to be the beneficial owner of more than 5% of such stock; (ii) each of the directors of the Company; (iii) each executive officer named in the table on page 9; and (iv) all officers and directors as a group.


             NAME AND ADDRESS OF                                   AMOUNT BENEFICIALLY          PERCENT OF
              BENEFICIAL OWNER                                          OWNED (1)                  CLASS
              ----------------                                          ---------                  -----
Denver Investment Advisors LLC
1225 17th Street, 26th Floor
Denver, CO  80202....................................                  1,117,350  (2)               9.0%

Putnam Investments
One Post Office Square
Boston, MA 02109.....................................                    804,335  (3)               6.5%

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933..............................                    752,524  (4)               6.1%

The Vertical Group
18 Bank Street
Summitt, NJ 07901....................................                    716,200  (5)               5.8%

US Bancorp
601 Second Avenue South
Minneapolis, MN 55402-4302...........................                    691,591  (6)               5.6%

Dennis J. Allingham..................................                     40,600  (7)               *
James W. Bracke, Ph.D................................                    482,129  (8)               3.8%
Orwin L. Carter, Ph.D................................                     47,000  (9)               *
Joan L. Gardner......................................                     40,834 (10)               *
Thomas H. Garrett....................................                     20,000 (11)               *
John C. Heinmiller...................................                     25,334 (12)               *
Brian J. Kane........................................                     58,370 (13)               *
Donald W. Larson.....................................                     43,000 (14)               *
Colleen M. Olson.....................................                     69,163 (15)               *
Richard W. Perkins...................................                     89,000 (16)               *

Directors/Officers as a group (10 persons)...........                    915,430 (17)               7.0%

------------------------------------
*        Less than 1%

(1) Unless otherwise indicated, ownership is direct and the person has full voting and investment power.

(2) Based upon the content of a statement filed as of February 10, 1999 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(3) Based upon the content of a statement filed as of February 18, 1999 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(4) Based upon the content of a statement filed as of September 11, 1998 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(5) Based upon the content of a statement filed as of August 5, 1999 pursuant to Section 13(d) of the Securities Exchange Act of 1934.

(6) Based upon the content of a statement filed as of December 31, 1998 pursuant to Section 13(d) of the Securities Exchange Act of 1934.

(7) Includes 40,500 shares which Mr. Allingham has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(8) Includes 100,629 shares held jointly by Dr. Bracke and his wife, 3,500 shares held by one of Dr. Bracke's children and 378,000 shares which Dr. Bracke has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(9) Includes 46,000 shares which Dr. Carter has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(10) Includes 3,500 shares owned by Ms. Gardner, 5,000 shares held by a partnership in which Ms. Gardner is a partner and 32,334 shares which Ms. Gardner has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(11) Includes 20,000 shares which Mr. Garrett has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(12) Includes 23,334 shares which Mr. Heinmiller has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(13) Includes 57,500 shares which Mr. Kane has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(14) Includes 43,000 shares which Mr. Larson has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(15) Includes 50,000 shares which Ms. Olson has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

(16) Includes 53,000 shares held by various trusts of which Mr. Perkins is the sole trustee, 6,000 shares held by a foundation created by Mr. Perkins and 30,000 shares which Mr. Perkins has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999. Excludes 596,425 shares held for the accounts of clients of Perkins Capital Management, Inc. ("PCM"), a registered investment advisor of which Mr. Perkins is the controlling shareholder. PCM has the right to sell the shares but does not have voting power over the shares. Mr. Perkins and PCM disclaim beneficial interest in the shares held for the account of PCM clients.

(17) Includes 720,668 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 18, 1999.

                              ELECTION OF DIRECTORS

         Three directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and approximately one-third of the directors (presently, two directors in each of two classes and three directors in one class) belong to each class.

         Management has nominated for election the persons named below. The nominees are currently directors of the Company and have consented to being named as nominees. The election of the nominees requires the approval of the holders of a majority of the shares present, in person or by proxy, at the Annual Meeting. It is intended that proxies will be voted for such nominees. The Company believes that the nominees named below will be able to serve but, should a nominee be unable to serve as a director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as management may propose. The names and ages of the directors and their principal occupations are set forth below, based upon information furnished to the Company by the directors. The Board of Directors recommends that the shareholders vote "FOR" the election of the three nominees listed below, and the enclosed proxy will be so voted unless a contrary vote is indicated.


                                                                                                    DIRECTOR
NAME AND AGE                                   PRINCIPAL OCCUPATION                                   SINCE
------------                                   --------------------                                   -----
TO BE NOMINATED FOR ELECTION FOR A THREE-YEAR TERM:

James W. Bracke, Ph.D. (52)                    President, CEO and Secretary of the Company            1983
Joan L. Gardner (54)                           Community Volunteer                                    1992
Thomas H. Garrett (54)                         Business Consultant                                    1996

THE DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 2000:

Donald W. Larson (70)                          Publisher, Business Newsletter                         1983
Orwin L. Carter, Ph.D. (57)                    Business Consultant                                    1989

THE DIRECTORS WHOSE TERM OF OFFICE WILL EXPIRE IN 2001:

Richard W. Perkins (68)                        President and CEO, Perkins Capital
                                                 Management, Inc.                                     1983
John C. Heinmiller (45)                        Vice President, Finance and CFO,                       1994
                                                 St. Jude Medical, Inc.


OTHER INFORMATION REGARDING THE BOARD

         Dr. Bracke was appointed President and Chief Executive Officer and a director in August 1983 and Secretary in March 1995. He joined the Company in February 1981 as Senior Research Scientist.

         Ms. Gardner has had a career in community service. She is currently serving on the Board of Children's Health Care and serves as Chairperson of its Quality Committee. She formerly chaired the Boards of Trustees of the Biomedical Research Institute and The Children's Hospital Incorporated and served on the board of the National Association of Children's Hospitals and Related Institutes and chaired its Education Council. Ms. Gardner has been a director of the Company since November 1992 and currently serves on the Audit and Compensation Committees.

         Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota for more than the last five years and served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of St. Jude Medical, Inc. and Check Technology Corporation. He has been a director of the Company since July 1996 and currently serves on the Compensation Committee.

         Mr. Larson is a self-employed business publisher and editor. He has been editor and publisher of BUSINESS NEWSLETTER since 1980. Prior to 1980, he was editor and publisher of CORPORATE REPORT MINNESOTA. He has been a director of the Company since 1983 and currently serves on the Compensation and Nominating Committees.

         Dr. Carter is a self-employed business consultant. From April 1996 to May 1999, he was Vice President of Finance and Administration at Hamline University. From December 1989 through September 1994, he served as President and Chief Executive Officer of INCSTAR Corporation, a medical diagnostic device manufacturer. He then served as Chairman from September 1994 to March 1995. Dr. Carter is a director of Theragenics Corporation. He has been a director of the Company since 1989 and currently serves as Chairman of the Nominating Committee and serves on the Audit Committee.

         Mr. Perkins is President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment firm, where he has held those positions since January 1985. Mr. Perkins is a director of the following public companies: Bio-Vascular, Inc., Children's Broadcasting Corporation, CNS, Inc., Eagle Pacific Industries, Inc., Harmony Holdings, Inc., Nortech Systems, Inc., Quantech, Ltd., and Vital Images, Inc. He has been a director of the Company since 1983 and currently is the Chairman of the Compensation Committee.

         Mr. Heinmiller is currently Vice President, Finance and Chief Financial Officer of St. Jude Medical, Inc., a medical products company. From June 1997 to April 1998 he was President of F3 Corporation, an asset management company. From March 1995 to May 1997 he was Vice President-Administration of Daig Corporation, a medical products company. He was Vice President of Finance and Chief Financial Officer of the Company from October 1991 to February 1995. Mr. Heinmiller is also a director of Arctic Cat Inc. He has been a director of the Company since November 1994 and currently serves as Chairman of the Audit Committee and serves on the Nominating Committee.

         COMMITTEES. Mr. Heinmiller (Chairman), Mr. Carter and Ms. Gardner serve as members of the Audit Committee of the Board of Directors. The Audit Committee met two times in fiscal 1999. Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures, and considers management's response to those comments. Mr. Perkins (Chairman), Ms. Gardner, Mr. Garrett and Mr. Larson serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee makes recommendations to the Board with respect to executive and key employee compensation. The Compensation Committee met once in fiscal 1999. Dr. Carter (Chairman), Messrs. Larson and Heinmiller currently serve as members of the Nominating Committee of the Board of Directors. The Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Nominating Committee did not meet in fiscal 1999.

         MEETINGS. During fiscal 1999 the Board of Directors met eight times. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served.

         REMUNERATION OF DIRECTORS. Directors who are not officers of the Company receive a fee of $500 per month and $500 for each meeting attended.

         The 1996 Stock Plan (the "1996 Plan") provides for the automatic granting of options to non-employee directors upon election or re-election by the Board or shareholders (provided that the Board may adjust the option granted to any person who has received a stock option from the Company in the preceding three years.) Each option covers 30,000 shares, vesting over a three-year period. Non-employee directors are also eligible for additional option grants under the 1996 Plan. Pursuant to the automatic grant feature of the 1996 Plan, Messrs. Heinmiller and Perkins were each granted an option to purchase 30,000 shares, vesting over a three year period. The options were granted on November 12, 1998 at a purchase price of $9.44 per share.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other executive officers whose cash compensation exceeded $100,000, based on salary and bonus earned during fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                  ANNUAL COMPENSATION          ------------
                                         FISCAL                   -------------------              STOCK
NAME AND PRINCIPAL POSITION               YEAR                  SALARY            BONUS         OPTIONS (1)
---------------------------               ----                  ------            -----         -----------
James W. Bracke                           1999                 $280,077           $    -            60,000
  President and Chief                     1998                  268,558                -            20,000
  Executive Officer                       1997                  237,308                -           500,000

Dennis J. Allingham                        1999                $178,231                -            40,000
  Executive Vice President, Chief          1998                 165,980                -            20,000
  Financial Officer and General            1997                 134,928                -            30,000
  Manager of the Hyaluronate
  and Oral Restorative Divisions

Brian J. Kane                             1999                 $142,584                -            25,000
  Vice President of Marketing             1998                  134,847                -            20,000
  and New Business Development            1997                  114,618                -            30,000

Colleen M. Olson                          1999                 $128,326                -            25,000
  Vice President of Corporate             1998                  124,454                -            20,000
  Administrative Operations               1997                  114,618                -            30,000

---------------------------

(1) Number of shares of common stock purchasable under option grants.

         EMPLOYMENT AND SEVERANCE AGREEMENTS. Dr. James W. Bracke, the President, Chief Executive Officer, Secretary and a Director of the Company, entered into an Employment Agreement with the Company dated June 1, 1991, as most recently amended on November 14, 1996, which provides for a term of employment through November 14, 2000. Dr. Bracke's Employment Agreement prohibits him from competing with the Company for three years after termination of employment and contains customary confidential disclosure provisions. The Agreement provides for a severance payment equal to 300% of Dr. Bracke's base salary paid during the year preceding a termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Dr. Bracke's base salary is currently $281,875 per year and, accordingly, in the event the severance provision of his Employment Agreement were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $845,625.

         Dennis J. Allingham, Executive Vice President, Chief Financial Officer and General Manager of the Hyaluronate and Oral Restorative Divisions, entered into an agreement with the Company dated February 7, 1996, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Mr. Allingham, as an executive officer, a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Allingham's base salary is currently $179,375. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $179,375.

         Brian J. Kane, Vice President of Marketing and New Business Development, entered into an agreement with the Company dated January 24, 1986, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Mr. Kane, as an executive officer, a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Kane's base salary is currently $143,500 per year. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $143,500.

         Colleen M. Olson, Vice President of Corporate Administrative Operations, entered into an agreement with the Company dated September 11, 1984, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Ms. Olson, as an executive officer, a severance payment equal to 100% of her base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Ms. Olson's base salary is currently $129,150 per year. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay her approximately $129,150.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to the named executive officers, concerning stock options granted to those individuals during the last fiscal year:


                                      % OF TOTAL                                 POTENTIAL REALIZABLE VALUE
                                        OPTIONS                                   AT ASSUMED ANNUAL RATES
                                        GRANTED                                         OF STOCK PRICE
                                          TO       EXERCISE                       APPRECIATION FOR OPTION
                                       EMPLOYEES    OR BASE                               TERM (4)
                            OPTIONS     IN LAST    PRICE PER     EXPIRATION     ----------------------------
      NAME                GRANTED(1)     YEAR      SHARE (2)      DATE (3)          5%                10%
      ----                ----------     ----      ---------      --------          --                ---
James W. Bracke            60,000       18.1%        $8.625      Nov. 4, 2008     $325,453          $824,762
Dennis J. Allingham        40,000       12.0%        $8.625      Nov. 4, 2008      216,969           549,841
Brian J. Kane              25,000        7.5%        $8.625      Nov. 4, 2008      135,605           343,651
Colleen M. Olson           25,000        7.5%        $8.625      Nov. 4, 2008      135,605           343,651

------------------------

(1) Exercisable in cumulative installments of 25% per year commencing one year from date of grant (November 4, 1998), with full vesting occurring on the fourth anniversary date.

(2) All options were granted at the market value of the Company's common stock based upon the last reported price on the date preceding the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) All options have a ten-year term, subject to termination of employment.

(4) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

         OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

         The following table sets forth information with respect to the named executives, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                                                                                      VALUE OF UNEXERCISED
                         SHARES                       NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                        ACQUIRED                       OPTIONS AT YEAR-END                YEAR-END (2)
                           ON        VALUE             -------------------                ------------
      NAME              EXERCISE  REALIZED (1)       EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
      ----              --------  ------------       -----------    -------------   -----------    -------------
James W. Bracke         20,800        $1,075           378,000       286,000            $24,000       $175,500
Dennis J. Allingham          -             -            40,500        79,500                 --        115,000
Brian J. Kane                -             -            57,500        59,000            209,313         72,875
Colleen M. Olson             -             -            50,000        59,000            142,750         72,875


----------------------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) The closing price for the Company's common stock on June 30, 1999 was $11.50. Value is calculated on the basis of the difference between the option exercise price and $11.50 multiplied by the number of shares of common stock underlying the options.


           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors, currently consisting of Mr. Perkins (Chairman), Ms. Gardner, Mr. Garrett and Mr. Larson. The Compensation Committee is responsible for approving and recommending to the Board of Directors all short and long term compensation plans for the executive officers of the Company and the Board of Directors and for administering the Company's stock option plans. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

         Set forth below is a report submitted by Mr. Perkins, Ms. Gardner, Mr. Garrett and Mr. Larson in their capacity as the Board's Compensation Committee (the "Committee"), addressing the Company's compensation policies for fiscal 1999 as they affected the Company's executive officers generally, and specifically as they affected Dr. Bracke, the Company's Chief Executive Officer, and Messrs. Allingham and Kane and Ms. Olson, the Company's other executive officers whose cash compensation exceeded $100,000 during fiscal 1999 (collectively with Dr. Bracke, the "Named Executives").

         The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

         The Company's executive compensation has historically consisted of three components: (i) base salaries, (ii) stock options and (iii) cash bonuses. Each of these elements is discussed below:

                  BASE SALARIES. In determining the base salaries of each executive officer, the Company has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. The base salaries of the Company's executive officers reflect cost of living increases and adjustments based on increased responsibilities. The increase for Dr. Bracke is discussed below under "Chief Executive Officer Compensation."

                  STOCK OPTIONS. During fiscal 1999, the Company granted stock options to all of its executive officers, including Dr. Bracke. These options, which were granted in November 1998, allow Dr. Bracke, Mr. Allingham, Mr. Kane and Ms. Olson to purchase 60,000, 40,000, 25,000 and 25,000 shares, respectively, of the Company's common stock, at $8.625 per share, the fair market value of the shares on the date of grant, exercisable in cumulative annual installments of 25% commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date. The Committee selected the recipients of options and the numbers of shares subject to their options according to the duties of the recipients and their performance during the preceding fiscal year. Stock option grants are intended to focus the Company's officers and key employees on long-term Company performance to build shareholder value and provide a significant earnings potential for the recipients. The vesting requirements for the stock options granted during fiscal 1999 are designed to direct the Company's executives toward steady growth and to retain their services on a long-term basis.

                  CASH BONUSES. No cash bonuses have been paid to any of the Company's executive officers other than the Chief Executive Officer during the past five fiscal years.

         In addition to the compensation described above, the Company allows its executives to participate in other broad-based employee benefit plans, such as the Company's 401(k) plan and its 1990 Employee Stock Purchase Savings Plan which allows the Company's employees to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the beginning or ending date of each one-year phase of the Plan.

         There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The 1996 Stock Plan contains a limitation on the number of stock options that may be granted to any person in any fiscal year. This limitation is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan. Given the Company's current levels of cash compensation, the Committee does not believe it will be necessary to take any other action to qualify the Company's compensation programs under
Section 162(m) in the foreseeable future; however, the Committee will continue to evaluate whether any future action is appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation of Dr. Bracke, the Company's Chief Executive Officer, is set by and subject to the discretion of the Compensation Committee, with approval of the Board of Directors. In determining the base salary, the Compensation Committee has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. The base salary also reflects a cost of living increase. Dr. Bracke received a salary adjustment from $275,000 to $281,875 in fiscal 1999. The Committee believes this level is more competitive with other salaries of chief executive officers in the industry. Dr. Bracke also received a stock option to purchase 60,000 shares of the Company's common stock in fiscal 1999. The shares granted in fiscal 1999 were higher than the previous year as a reflection of the positive financial results posted by the Company in fiscal 1998. The exercise price of $8.625 is equal to the fair market value of the shares on the date of the grant. The option becomes exercisable in cumulative annual installments of 25% commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date. Dr. Bracke's option grants in fiscal 1998 and 1997 covered 24,000 and 500,000 shares, respectively. The Committee approved the larger grant to Dr. Bracke in fiscal 1997 in order to provide him a greater equity stake in the Company and to provide him with a strong, direct motivation to maximize shareholder value. The Committee also believes this grant is comparable to opportunities that would be available elsewhere in the industry.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:


          Richard W. Perkins, Chairman       Joan L. Gardner
          Thomas H. Garrett                  Donald W. Larson

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five years ended June 30, 1999 with the cumulative total return on: (i) the Nasdaq Stock Market Index (U.S. Companies) and (ii) the Media General SIC Code 384 Index - Medical Instruments and Supplies (the "SIC Code Index"). The comparison assumes that $100 was invested on June 30, 1994 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN



[GRAPIC OMITTED]

                                    6/30/94      6/30/95      6/30/96        6/30/97       6/30/98      6/30/99
                                    -------      -------      -------        -------       -------      -------
Lifecore                            $100.00      $131.91      $361.70        $234.04       $280.85      $195.74
Nasdaq U.S. Companies                100.00       117.28       147.64         177.85        235.75       330.37
SIC Code Index                       100.00       150.69       198.61         228.28        281.61       327.48


                             APPROVAL OF ACCOUNTANTS

         Grant Thornton LLP, independent certified public accountants, have been auditors of the Company since 1983. The Board of Directors has recommended that the shareholders approve the reappointment of Grant Thornton LLP as the Company's auditors for the current year.

         A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be given the opportunity to make a statement at the Annual Meeting and will be available to answer any appropriate questions.

         The Board of Directors recommends that the shareholders vote "FOR" the proposal to approve the appointment of Grant Thornton LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. In the event the appointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by Company directors and executive officers. Based on the information provided to the Company, the Company is not aware of any director or executive officer who failed to timely file any report required to be filed.

                                     GENERAL

         The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event additional matters should be presented.

         The Annual Report of the Company which includes the Company's Annual Report on Form 10-K for the year ended June 30, 1999, including the consolidated financial statements and schedule thereto, as filed with the Securities and Exchange Commission, is enclosed herewith.

                                  By order of the Board of Directors,


                                  /s/ James W. Bracke

                                  James W. Bracke, PRESIDENT, CEO AND SECRETARY
October 5, 1999

                           LIFECORE BIOMEDICAL, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 18, 1999

    The undersigned hereby appoint James W. Bracke or Colleen M. Olson, or either of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Minneapolis, MN on November 18, 1999 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)   ELECTION OF DIRECTORS:
      / / WITH AUTHORITY to vote for all nominees listed below      / / WITHHOLD AUTHORITY to vote for the nominees
      (except as marked to the contrary)

      (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below.)

                                   James W. Bracke, Ph.D.,    Joan L. Gardner,    Thomas H. Garrett
      --------------------------------------------------------------------------------------------------------------------------
(2)   PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE
      COMPANY FOR THE CURRENT FISCAL YEAR ENDING JUNE 30, 2000.
                                               / / FOR     / / AGAINST     / / ABSTAIN
(3)   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        (CONTINUED, AND TO BE COMPLETED AND SIGNED, ON THE REVERSE SIDE)

                                     [LOGO]

                          (CONTINUED FROM OTHER SIDE)

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

                                          Dated: _________________________, 1999

                                          Signed: ______________________________
                                                        (Signature)
                                          ______________________________________
                                                        (Signature)

                                          PLEASE DATE AND SIGN exactly as your
                                          name(s) appears below indicating,
                                          where proper, official position or
                                          representative capacity in which you
                                          are signing. When signing as executor,
                                          administrator, trustee or guardian,
                                          give full title as such; when shares
                                          have been issued in names of two or
                                          more persons, all should sign.